BRT APARTMENTS CORP. REPORTS SECOND QUARTER RESULTS FOR 2022

– Net Income and AFFO Per Diluted Share Increase 461.8% and 19.4%, Respectively –

– Year-to-Date, Acquired Partners’ Remaining Interests in 11 Properties for $105.45 Million –

Great Neck, New York – August 8, 2022 - BRT APARTMENTS CORP. (NYSE:BRT), a real estate investment trust that owns, operates, and, to a lesser extent, develops, multi-family properties, today reported that for the three months ended June 30, 2022, it generated net income of $35.61 million, or $1.91 per diluted share, Funds from Operations, or FFO1, of $3.77 million, or $0.20 per diluted share, and Adjusted Funds from Operations, or AFFO, of $6.95 million, or $0.37 per diluted share.

Jeffrey A. Gould, President and Chief Executive Officer stated, “We are excited to have produced another quarter of excellent execution and portfolio performance as our properties in growth markets continue to benefit from population growth and job in-migration, as well as a shortage of quality housing. Furthermore, we have made significant progress on our efforts to grow and improve our portfolio through targeted dispositions and the acquisition of our partners’ remaining interests in many joint ventures. Our exposure to the adverse impacts of inflation is lessened by our fixed rate mortgage debt and we have ample liquidity to address, and potentially opportunistically profit from, the increasing economic uncertainty. Over the long-term, our strong portfolio of well-located apartment properties will continue to contribute to increased stockholder value.

Financial Results:

Net income attributable to common stockholders was $35.61 million, or $1.91 per diluted share, for the three months ended June 30, 2022, compared to net income of $6.03 million, or $0.34 per diluted share, for the three months ended June 30, 2021. The increase is due primarily to $40.1 million, or $2.26 per diluted share, of equity in earnings from sale of unconsolidated joint venture properties. The corresponding quarter in 2021 included an aggregate of $9.52 million, or $0.54 per diluted share, from gains on property sales and sales of partnership interests.

FFO was $3.77 million, or $0.20 per diluted share, for the three months ended June 30, 2022, compared to $5.06 million, or $0.29 per diluted share, for the three months ended June 30, 2021. The change was due primarily to increases in mortgage prepayment charges, state income taxes (due to the increase in state taxes from gains on property sales, which gains were not fully offset by net operating loss carryforwards in certain states), non-cash compensation expense and a decrease in insurance recoveries, offset by BRT’s share of reduced interest expense at its unconsolidated subsidiaries and improved operating margins at same store properties across our entire portfolio2.

AFFO for the three months ended June 30, 2022 increased to $6.95 million, or $0.37 per diluted share, from $5.49 million, or $0.31 per diluted share, in the three months ended June 30, 2021, primarily reflecting improved operating margins across our entire portfolio and BRT’s share of reduced interest expense at its unconsolidated subsidiaries, offset by the increase in state income tax.

1 A description and reconciliation of non-GAAP financial measures (e.g., FFO, AFFO and NOI) to GAAP financial measures is presented later in this release. See “Non-GAAP Financial Measures” for further information.
2 “Same store properties” refers to properties owned for the entirety of the period being presented. Unless the context otherwise requires, “entire portfolio” and “portfolio” refer to 100% of BRT’s wholly-owned subsidiaries and its pro rata share of its unconsolidated subsidiaries. “Pro rata” share reflects BRT’s percentage equity interest in the applicable unconsolidated subsidiary.
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Diluted per share net income, FFO and AFFO were impacted during the quarter ended June 30, 2022 by the increase of 1.3 million weighted average shares of common stock outstanding from the second quarter of 2021 through the current quarter, primarily due to stock issuances pursuant to the Company’s at-the-market offering and equity incentive programs.

Operating Results:

Rental and other revenues for the current three months increased $7.72 million, or 111%, to $14.68 million from $6.96 million for the quarter ended June 30, 2021, primarily due to the purchase, since September 2021, of the remaining interests of joint venture partners in nine multi-family properties and the inclusion of such properties in BRT’s consolidated results of operations. BRT refers to such purchases as the consolidating transactions.

Total expenses for the three months ended June 30, 2022 increased 80.5% to $17.80 million from $9.87 million for the three months ended June 30, 2021, primarily due to the impact of the consolidating transactions.

Equity in earnings from the sale of unconsolidated joint venture properties for the current quarter was $40.1 million in the current quarter due to the sale of two properties. Equity in loss of unconsolidated joint ventures for the current quarter improved by $442,000 to a loss of $50,000 compared to a loss of $492,000 in the corresponding quarter of the prior year. The change is due primarily to the inclusion, in the corresponding 2021 quarter, of depreciation and real estate operating expenses from properties that were either subsequently sold or that due to the consolidating properties transactions, were, for the current quarter, included in the Company’s consolidated results, offset by the increase in mortgage prepayment charges related to the sales of two properties. Rental and other revenues from properties owned by unconsolidated joint ventures for the current three months decreased $10.90 million, or 33.0%, to $22.11 million from $33.01 million for the quarter ended June 30, 2021, primarily due to the impact of dispositions and the consolidating transactions, offset by increased rental income at unconsolidated same store properties. Total expenses at properties owned by unconsolidated joint ventures decreased $13.55 million, or 40.5%, to $19.94 million for the three months ended June 30, 2021, from $33.50 million from the corresponding 2021 quarter, primarily due to dispositions and the consolidating transactions.

BRT’s pro rata share of revenues from unconsolidated joint ventures for the three months ended June 30, 2022 and 2021 were $13.95 million and $21.01 million, respectively, and its pro rata share of such expenses for such periods were $12.60 million and $21.51 million, respectively. Included in total expenses for the three months ended June 30, 2022 and 2021 are $9.84 million and $15.23 million of real estate operating expenses, respectively, of which BRT’s pro rata share was $6.23 million and $9.76 million, respectively.

Net operating income, or NOI, at same store properties in our entire portfolio increased in the current quarter by 9.4% to $9.64 million, reflecting improved operating margins. NOI in our entire portfolio increased in the current quarter by 10.0% to $17.27 million, reflecting improved operating margins.

Transaction Activity During the Second Quarter:

BRT completed the purchase of the remaining interests in joint ventures that own five multi-family properties with an aggregate of 984 units for an aggregate purchase price of $34.16 million, after giving effect to its partners’ promote interests. Because these properties are wholly-owned by BRT at June 30, 2022, the mortgage debt of approximately $87 million, including a related refinancing, is included in BRT’s consolidated balance sheets as of such date. The weighted average interest rate and weighted average remaining term to maturity of such mortgage debt is approximately 4.35% and 7.15 years, respectively.

As previously reported, the unconsolidated joint ventures in which BRT held a 65% to 75% equity interests, completed the sale of two multi-family properties for an aggregate sales price of $159.55 million. BRT received net proceeds of approximately $51.98 million from these sales and during the quarter ended June 30, 2022, recognized an aggregate gain on sale of these properties of approximately $40.10 million, without giving effect to its $1.5 million share of the mortgage prepayment charge. As of March 31, 2022, these properties had mortgage debt of $61.8 million with a weighted average remaining term to maturity of 17.2 years and a weighted average interest rate of 3.97% and in 2021, contributed an aggregate of $259,000 of BRT’s equity in loss of unconsolidated joint ventures.

As previously reported, the unconsolidated joint venture in which BRT holds an 80% equity interest entered into an agreement to sell Waters Edge at Harbison, a 204-unit multifamily property located in Columbia, SC, for a sales price of approximately $32.4 million. BRT estimates that it will generate an internal rate of return, or IRR, of approximately 20% from
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this property over the six years it was owned. This transaction is expected to close in late August or early September and BRT estimates that during the quarter ending September 30, 2022, it will recognize a gain on the sale of this property of approximately $11.5 million, excluding a mortgage prepayment charge of approximately $263,000. As of June 30, 2022, this property had mortgage debt of $12.3 million with a remaining term to maturity of 4.0 years and an interest rate of 4.28%. In 2021, this property contributed $66,000 to BRT's equity in loss of unconsolidated joint ventures. BRT anticipates using its share of the net proceeds from this sale to paydown its credit facility debt.

Subsequent Events

BRT completed the purchase from its joint venture partners of the remaining interests in the joint venture that owned five multi-family properties with an aggregate of 1,572 units for an aggregate purchase price, after giving effect to its partners’ promote interests, of $62.99 million. Because these properties are wholly-owned by BRT, mortgage debt of approximately $127.99 million currently on these properties will be included in BRT’s consolidated balance sheet as of September 30, 2022. At June 30, such mortgage debt had a weighted average interest rate and remaining term to maturity of 4.17% and 5.6 years, respectively.

Status of Partner Buyouts
Since March 2022, BRT has completed, for an aggregate purchase price of $105.87 million after giving effect to its partners’ promote interests, the previously announced partner buyouts at 11 properties with an aggregate of 2,844-units. In 2021, these 11 properties generated an aggregate of $38.5 million of rental income and $38.4 million of expense (including $11.5 million of depreciation and $10.3 million of mortgage interest expense. As a result of the completion of these purchases, all of these properties are wholly-owned by BRT. The table below reflects the impact of the 11 Partner Buyouts on the mortgage debt at BRT’s wholly-owned properties, substantially all of which was on these properties at the time of the buyout ($ in millions):

	Mortgage Debt ($)	Weighted Average Interest Rate (%)	Weighted Average Remaining Years to Maturity
BRT wholly-owned properties prior to the 11 Partner Buyouts	$185.40	$3.74	$10.40
11 Partner Buyouts	242.52	4.18	6.35
Total	427.92	3.99	8.09

Balance Sheet:

At June 30, 2022, BRT had $57.0 million of cash and cash equivalents, total assets, of $605.22 million, total debt of $334.09 million, and BRT total stockholders’ equity of $249.14 million. At June 30, 2022, BRT’s unconsolidated subsidiaries had cash and cash equivalents of $11.00 million, total assets of $539.5 million and total debt of $387.73 million. At June 30, 2022, BRT’s available liquidity was approximately $96.84 million, comprised of $57.05 million of cash and cash equivalents, $4.79 million of restricted cash, and, without giving effect up to an additional $25 million pursuant to an uncommitted accordion feature, $35 million available under its credit facility.

At August 5, 2022, BRT’s available liquidity was approximately $31.38 million, including $13.85 million of cash and cash equivalents, $4.53 million of restricted cash for property improvements and, without giving effect to the $25 million uncommitted accordion feature, up to $13.0 million available under its credit facility. In addition, the unconsolidated joint ventures have approximately $11.0 million of cash and cash equivalents which is used for day-to-day working capital purposes.

Conference Call and Webcast Information:

The Company will host a conference call and webcast to review its financial results with investors and other interested parties at 8:30 a.m. ET on Tuesday, August 9, 2022. Jeffrey A. Gould, Chief Executive Officer will host the call. To participate in the conference call, callers from the United States and Canada should dial 1-855-327-6838, and international callers should dial 1-604-235-2082, ten minutes prior to the scheduled call time. The webcast may also be accessed live by visiting the Company’s investor relations website under the “webcast” tab at https://brtapartments.com/investor-relations.

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A replay of the conference call will be available after 11:30 a.m. ET on Tuesday, August 9, 2022 through 11:59 p.m. ET on Tuesday, August 23, 2022. To access the replay, listeners may use 1-844-512-2921 (domestic) or 1-412-317-6671 (international). The passcode for the replay is 10019825.

Supplemental Financial Information:

In an effort to enhance its financial disclosures to investors, BRT has posted a supplemental financial information report which can be accessed on the Company’s website at www.brtapartments.com under the caption “Investor Relations - Financial Statements and SEC Filings.”

Non-GAAP Financial Measures:

BRT discloses FFO, AFFO and NOI because it believes that such metrics are widely recognized and appropriate measure of the performance of an equity REIT.

BRT computes FFO in accordance with the “White Paper on Funds from Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT's related guidance. FFO is defined in the White Paper as net income (calculated in accordance with generally accepted accounting principles), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis.

BRT computes AFFO by adjusting FFO for loss on extinguishment of debt; straight-line rent accruals; restricted stock and restricted stock unit expense and deferred mortgage costs (including its share of its unconsolidated joint ventures); and gain on insurance recovery. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of AFFO may vary from one REIT to another.

BRT computes NOI by adjusting net income (loss) to (a) add back (1) depreciation expense, (2) general and administrative expenses, (3) interest expense, (4) loss on extinguishment of debt, (5) equity in earnings (loss) of unconsolidated joint ventures and equity in earnings from the sale of unconsolidated join venture, (6) provision for taxes, (7) the impact of non-controlling interests, and (b) deduct (1) other income, (2) gain on sale of real estate and partnership interest, and (3) gain on insurance recoveries related to casualty loss. BRT defines "Same Store NOI" as NOI for all its properties that were owned for the entirety of the periods being presented, other than properties in lease up. References to same store NOI with respect to BRT's portfolio refers to 100% of the accounts and results of operations of BRT's wholly owned subsidiaries and its pro rata share of the results of operations and accounts of its same store unconsolidated subsidiaries. The pro rata share reflects BRT’s percentage equity interest in the applicable subsidiary. BRT uses pro rata share to help provide a better understanding of the impact of its unconsolidated joint ventures on its operations. However, the use of pro rata information has limitations. Among other things, as a result of the allocation/ distribution provisions of the agreements governing the unconsolidated joint ventures, BRT’s share of the gain/loss with respect to such venture may be different than (and generally less than that) implied by its percentage equity interest therein. Further, the use of pro rata share is not representative of our operations and accounts as presented in accordance with GAAP.

BRT believes that FFO, AFFO and NOI are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present such metrics when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, BRT believes that FFO and AFFO provide a performance measure that when compared year-over-year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. BRT also considers FFO and AFFO to be useful in evaluating potential property acquisitions. BRT views Same Store NOI as an important measure of operating performance because it allows a comparison of operating results of properties owned for the entirety of the current and comparable periods and therefore eliminates variations caused by acquisitions or dispositions during the periods.

FFO, AFFO and NOI do not represent net income or cash flows from operations as defined by GAAP. FFO, AFFO and NOI should not be considered to be an alternative to net income as a reliable measure of our operating performance; nor
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should FFO, AFFO and NOI be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity. Further, because there is no industry standard definition of NOI and practice is divergent across the industry, the computation of NOI may from one REIT to another.

Forward Looking Information:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the apparent improvement in the economic environment and BRT’s ability to originate additional loans. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “will likely result,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “apparent,” “experiencing” or similar expressions or variations thereof. Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the sections entitled “Risk Factors,” “Cautionary Statements Regarding Forward Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in BRT’s Annual Report on Form 10-K for the year ended December 31, 2021, and the other reports it files thereafter with the SEC. In addition, anticipated property purchases and sales (including information regarding the purchase and/or sale of the interests of BRT in its joint ventures) may not be completed during the periods indicated or at all, and estimates of gains from property sales are subject to adjustment, among other things, because actual closing costs may differ from the estimated costs. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

Additional Information:

BRT is a real estate investment trust that owns, operates and, to a lesser extent, develops multi-family properties. As of June 30, 2022, BRT owns or has interests in 31 multi-family properties with 8,645 units (including a 240– unit development project), located across 11 states. Sixteen properties are wholly-owned and the balance are owned through unconsolidated joint ventures in which BRT generally owns a substantial equity interest. Most of these properties are located in the Southeast United States or Texas. Interested parties are urged to review the Form 10-Q to be filed with the Securities and Exchange Commission for the quarter ended June 30, 2022, and the supplemental disclosures regarding the quarter on the investor relations section of the Company’s website at: http://brtapartments.com/investor_relations for further details. The Form 10-Q can also be linked through the “Investor Relations” section of BRT’s website. For additional information on BRT’s operations, activities and properties, please visit its website at www.brtapartments.com.

Contact: Investor Relations - (516) 466-3100

BRT APARTMENTS CORP.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTapartments.com

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BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED BALANCE SHEETS
(Dollars in thousands)

	June 30, 2022	December 31, 2021
	(unaudited)	(audited)
ASSETS
Real estate properties, net of accumulated depreciation	$447,886	$293,550
Investments in unconsolidated joint ventures	79,782	112,347
Cash and cash equivalents	57,045	32,339
Restricted cash	4,787	6,582
Other assets	15,721	10,341
Real estate property held for sale	—	4,379
Total assets	$605,221	$459,538

LIABILITIES AND EQUITY
Mortgages payable, net of deferred costs	$296,974	$199,877
Junior subordinated notes, net of deferred costs	37,113	37,103
Accounts payable and accrued liabilities	21,984	19,607
Total Liabilities	356,071	256,587

Total BRT Apartments Corp. stockholders’ equity	249,143	202,956
Non-controlling interests	7	(5)
Total Equity	249,150	202,951
Total Liabilities and Equity	$605,221	$459,538

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended June 30,
	2022	2021
Revenues:
Rental and other revenues from real estate properties	$14,683	$6,958
Other income	2	3
Total revenues	14,685	6,961

Expenses:
Real estate operating expenses	6,348	3,166
Interest expense	2,912	1,609
General and administrative	3,533	3,154
Impairment charge	—	520
Depreciation and amortization	5,010	1,416
Total expenses	17,803	9,865
Total revenue less total expenses	(3,118)	(2,904)
Equity in (loss) earnings of unconsolidated joint ventures	(50)	(492)
Equity in earnings from sale of unconsolidated joint ventures properties	40,098	—
Gain on sale of real estate	—	7,279
Gain on sale of partnership interest	—	2,244
Gain on insurance recovery	—	—
Loss on extinguishment of debt	(563)	—
Income from continuing operations	36,367	6,127
Income tax provision	724	67
Net income from continuing operations, net of taxes	35,643	6,060
Net income attributable to non-controlling interest	(36)	(33)
Net income attributable to common stockholders	$35,607	$6,027

Per share amounts attributable to common stockholders:
Basic	$1.91	$0.34
Diluted	$1.91	$0.34

Funds from operations - Note 1	$3,774	$5,060
Funds from operations per common share - diluted - Note 2	$0.20	$0.29

Adjusted funds from operations - Note 1	$6,945	$5,489
Adjusted funds from operations per common share - diluted -Note 2	$0.37	$0.31

Weighted average number of shares of common stock outstanding:
Basic	17,671,073	17,720,488
Diluted	17,726,343	17,720,488

BRT APARTMENTS CORP. AND SUBSIDIARIES
FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended June 30,
	2022	2021
Note 1:
Funds from operations is summarized in the following table:
GAAP Net income attributable to common stockholders	$35,607	$6,027
Add: depreciation of properties	5,010	1,416
Add: our share of depreciation in unconsolidated joint venture properties	3,259	6,276
Add: Impairment charge	—	520
Add: our share of impairment charge in unconsolidated joint venture properties	—	348
Deduct: our share of equity in earnings from sale of unconsolidated joint venture properties	(40,098)	—
Deduct: gain on sale of real estate and partnership interests	—	(9,523)
Adjustments for non-controlling interests	(4)	(4)
NAREIT Funds from operations attributable to common stockholders	3,774	5,060

Adjustments for: straight-line rent accruals	6	(10)
Add: loss on extinguishment of debt	563	—
Add: our share of loss on extinguishment of debt from unconsolidated joint venture properties	1,473	—
Add: amortization of restricted stock and RSU expense	1,001	569
Add: amortization of deferred mortgage and debt costs	102	73
Add: our share of deferred mortgage costs from unconsolidated joint venture properties	73	143
Less: our share of insurance recovery from unconsolidated joint ventures	—	(348)
Less: our share of gain on insurance proceeds from unconsolidated joint venture properties	(46)	—
Adjustments for non-controlling interests	(1)	2
Adjusted funds from operations attributable to common stockholders	$6,945	$5,489

BRT APARTMENTS CORP. AND SUBSIDIARIES
FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended June 30,
	2022	2021
Note 2:
Net income (loss) attributable to common stockholders	$1.91	$0.34
Add: depreciation of properties	0.26	0.09
Add: our share of depreciation in unconsolidated joint venture properties	0.17	0.35
Add: Impairment charge	—	0.03
Add: our share of impairment charge in unconsolidated joint venture properties	—	0.02
Deduct: our share of equity in earnings from sale of unconsolidated joint venture properties	(2.14)	—
Deduct: gain on sale of real estate and partnership interests	—	(0.54)
Adjustment for non-controlling interests	—	—
NAREIT Funds from operations per diluted common share	0.20	0.29

Adjustments for: straight line rent accruals	—	—
Add: loss on extinguishment of debt	0.03	—
Add: our share of loss on extinguishment of debt from unconsolidated joint venture properties	0.08	—
Add: amortization of restricted stock and RSU expense	0.05	0.03
Add: amortization of deferred mortgage and debt costs	0.01	—
Add: our share of deferred mortgage and debt costs from unconsolidated joint venture properties	—	0.01
Less: our share of insurance recovery from unconsolidated joint ventures	—	(0.02)
Less: our share of gain on insurance proceeds from unconsolidated joint venture	—	—
Adjustments for non-controlling interests	—	—
Adjusted funds from operations per diluted common share	$0.37	$0.31

Diluted shares outstanding for FFO and AFFO	18,661	17,320

BRT APARTMENTS CORP. AND SUBSIDIARIES
RECONCILIATION OF NOI TO NET INCOME
(Unaudited)

The following tables provides a reconciliation of NOI to net income attributable to common stockholders as computed in accordance with GAAP for the periods presented:

Consolidated	Three Months Ended June 30,
	2022	2021
GAAP Net income attributable to common stockholders	$35,607	$6,027
Less: Other Income	(2)	(3)
Add: Interest expense	2,912	1,609
General and administrative	3,533	3,154
Impairment charge	—	520
Depreciation	5,010	1,416
Provision for taxes	724	67
Less: Gain on sale of real estate	—	(7,279)
Gain on sale of partnership interest	—	(2,244)
Equity in earnings from sale of unconsolidated joint venture properties	(40,098)	—
Add: Loss on extinguishment of debt	563	—
Adjust for: Equity in (earnings) loss of unconsolidated joint venture properties	50	492
Add: Net income attributable to non-controlling interests	36	33
Net Operating Income	$8,335	$3,792

Less: Non-same store Net Operating Income (loss)	$4,452	$313
Same store Net Operating Income	$3,883	$3,479

BRT APARTMENTS CORP. AND SUBSIDIARIES
RECONCILIATION OF NOI AT UNCONSOLIDATED SUBSIDIARIES
(Unaudited)
(Dollars in thousands, except per share data)

The following tables provides a reconciliation of NOI to equity in loss of unconsolidated joint ventures as computed in accordance with GAAP for the periods presented for BRT's pro rata share of NOI at its unconsolidated subsidiaries. Also presented is the combined same store NOI for Consolidated and Unconsolidated subsidiaries:

Unconsolidated	Three Months Ended June 30,
	2022	2021
BRT's equity in earnings from sale of unconsolidated joint venture properties and equity in loss of joint ventures	$40,048	$(492)
Add: Interest expense	3,106	5,471
Depreciation	3,259	6,276
Loss on extinguishment of debt	1,469	—
Less: Impairment of asset	—	348
Insurance recovery	—	(348)
Gain on insurance recoveries	(42)	—
Gain on sale of real estate	(40,098)	—
Equity in earnings of joint ventures	(22)	(5)
Net Operating Income	$7,720	$11,250

Less: Non-same store Net Operating Income	$(1,960)	$(5,915)
Same store Net Operating Income	$5,760	$5,335

Consolidated same store Net Operating Income	$3,883	$3,479
Unconsolidated same store Net Operating Income	5,760	5,335
Combined same store Net Operating Income	$9,643	$8,814

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

The condensed income statements below present, for the periods indicated, a reconciliation of the information that appears in note 8 of BRT's Quarterly report on Form 10-Q to BRT's pro rata share of the operations of its unconsolidated subsidiaries:

	Three Months Ended June 30, 2022
	Total	Partner Share	BRT's Pro-Rata Share
Revenues:
Rental and other revenue	$22,107	$8,156	$13,951
Total revenues	$22,107	$8,156	$13,951

Expenses:
Real estate operating expenses	9,842	3,611	6,231
Interest expense	4,893	1,787	3,106
Depreciation	5,208	1,949	3,259
Total expenses	19,943	7,347	12,596
Total revenues less total expenses	2,164	809	1,355
Equity in earnings of joint ventures	22	—	22
Gain on insurance recoveries	52	10	42
Gain on sale of real estate	77,681	37,583	40,098
Loss on extinguishment of debt	(2,888)	(1,419)	(1,469)
Net loss (income)	$77,031	$36,983	$40,048	(1)
________________
(1) Reflects BRT's share as determined in accordance with GAAP - not its pro-rata share.

	Three Months Ended June 30, 2021
	Total	Partner Share	BRT's Pro-Rata Share
Revenues:
Rental and other revenue	$33,005	$11,993	$21,012
Total revenues	$33,005	$11,993	$21,012

Expenses:
Real estate operating expenses	15,233	5,471	9,762
Interest expense	8,472	3,001	5,471
Depreciation	9,791	3,515	6,276
Total expenses	33,496	11,987	21,509
Total revenues less total expenses	(491)	6	(497)
Equity in earnings of joint ventures	5	—	5
Impairment of assets	(490)	(142)	(348)
Insurance recoveries	490	142	348
Net loss	$(486)	$6	$(492)	(1)
________________
(1) Reflects BRT's share as determined in accordance with GAAP - not its pro-rata share.
7